SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.  20549


                                      FORM 8-K


                                   CURRENT REPORT


                           Pursuant to Section 13 or 15(d)
                       of the Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported):  January 20, 1999


                             CROWLEY MILNER AND COMPANY
               (Exact name of registrant as specified in its charter)


        Michigan                  1-1594                   38-0454910
     (State or other          (Commission File           (IRS Employer
      jurisdiction of              Number)                Identification
                                                              Number)

         2301 West Lafayette Boulevard, Detroit, Michigan      48216
         (Address of principal executive offices)            (Zip code)


         Registrant's telephone number, including area code:  (313) 962-2400


                                   Not applicable
            (Former name or former address, if changed since last report)

Item 5.  Other Items.

         Significant Operating Losses/Default on Financing Arrangements

         Crowley, Milner and Company (the "Company") issued a press release on January 20, 1999 (the "Press Release"), announcing that it expects to incur a net loss for the fourth quarter ending January 30, 1999 in excess of $3.0 million which will result in a default under its financing arrangements with The Economic Development Corporation of the City of Detroit and which will give rise to an event of default under the Company's secured loan with Congress Financial Corporation.

         The Press Release further stated that the Company gave layoff notices to approximately 170 employees at its corporate headquarters and distribution center and that the Board of Directors has authorized the Company's President, Lance P. Wimmer, to explore alternatives for maximizing the value of the Company's assets. Among the alternatives being considered are a proposal by Value City Department Stores, Inc. to acquire and operate five Crowley's stores and three Steinbach stores as well as an orderly sale of the Company's assets under Chapter 11 of the United States Bankruptcy Code.

         Resignation of Two Directors

         The Company also announced in the Press Release that Julius Pallone and Paul Rentenbach have resigned from their positions as directors of the Company.

         De-listing of Stock From American Stock Exchange

         The Press Release further reported that the Company had consented to having its common stock de-listed after being informed by the American Stock Exchange ("AMEX") that the Company fails to meet the AMEX's requirements for continued listing of its stock and that the trading halt in its common stock will not be lifted.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (c)      Exhibits.

         99.1 Press Release issued by Crowley, Milner and Company on January 20, 1999.

                                     SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWLEY, MILNER AND COMPANY


By: /S/ LANCE P. WIMMER
    -----------------------------
    Lance P. Wimmer, President
      and Chief Executive Officer


February 4, 1999


                                    EXHIBIT INDEX


Exhibit
  No.             Description

99.1     Press Release issued by Crowley, Milner and Company on January 20,
         1999.